State of Delaware
Secretary of State
Division of Corporations
Delivered 02:40 PM 03/15/2018
FILED 02:40 PM 03/15/2018
SR 20181948897 - File Number 4836603

SECOND CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF AIRWARE LABS CORP.

Airware Labs Corp., a Delaware corporation (the *"Corporation"*), hereby certifies as follows:

1. The name of the Corporation is Airware Labs Corp., and that the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on June 15, 2010 under the name Crown Dynamics Corp.

2. The Board of Directors previously adopted resolutions to amend the Certificate of Incorporation with the State of Delaware on October 22, 2012 and the Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 26, 2012.

3. This Second Certificate of Amendment to the Certificate of Incorporation has been duly adopted and approved by the Corporation's Board of Directors pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (as amended, the *"DGCL"*), and has been duly adopted and approved by the Corporation's stockholders in accordance with Sections 228 and 242 of the DGCL.

4. The Article numbered FIRST of the Certificate is hereby amended and restated in its entirety as follows:

"FIRST: The name of this Corporation is Item 9 Labs Corp."

5. The Article numbered FOURTH of the Certificate is hereby amended and restated in its entirety as follows:

"FOURTH: The total amount of capital stock that this Corporation is authorized to issue is 2,000,000,000 shares of common stock with a par value of $0.0001 per share."

6. The Certificate of Incorporation of the Corporation, as amended, is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Second Certificate of Amendment to the Certificate of Incorporation of Airware Labs Corp. has been signed by a duly authorized officer of the Corporation on March 12, 2018.

Name: Jeffrey Rassas
Title: Chief Executive Officer